Exhibit 99.1

CUBIST PHARMACEUTICALS, INC.

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

Effective December 13, 2005

A.                                    Charter.

This charter (this “Charter”) governs the operations of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Cubist Pharmaceuticals, Inc. (the “Company”).  At least annually, the Committee shall review and reassess this Charter and recommend any proposed changes to the Board for approval.

B.                                    Purpose of Committee.

The Committee shall be appointed by the Board to:

(1)                                provide assistance to the corporate directors in fulfilling their responsibility to the stockholders, potential stockholders, and others in the investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial statements of the Company;

(2)                                be directly responsible for the appointment, compensation, and oversight of the Company’s independent auditors;

(3)                                provide Board-level oversight to the Company’s internal auditors;

(4)                                monitor the Company’s compliance with legal and regulatory requirements; and

(5)                                produce an annual report of the Audit Committee which shall be included in the Company’s annual proxy statement pursuant to applicable rules and regulations promulgated from time to time.

C.                                    Members and Qualifications.

(1)                                The members of the Committee shall be appointed and replaced by the Board upon the recommendation of the Company’s Corporate Governance and Nominating Committee.  The Committee shall be composed of at least three directors, each of which is independent from the management of the Company.  The Corporate Governance and Nominating Committee shall make an affirmative determination that the members of the Committee meet applicable standards of independence as defined by Nasdaq and the Securities Exchange Commission.

At least three members of the Committee shall be conversant with the terms and terminology of accounting and finance, of which at least one member shall have accounting or related financial management expertise.  In determining whether an individual is a “financial expert,” the Committee may consider whether a person has experience as a public accountant or auditor, or as a principal financial officer, comptroller, or principal accounting officer of a public company.

(2)                                  The Chairman of the Committee shall be appointed and replaced by the Board upon the recommendation of the Corporate Governance and Nominating Committee.

D.                                    Meetings.

(1)                                The Committee shall meet separately from the Board; provided, however, the Committee may meet immediately before or after any meeting of the Board.

(2)                                The Committee may hold meetings at such times and locations as the Committee may determine.  The Committee shall meet as often as deemed necessary in order to perform its responsibilities, but in no event less than five times per year.

(3)                                At any meeting of the Committee, a majority of its members shall constitute a quorum.  When a quorum is present at any meeting, a majority of Committee members present may take any action, except where a larger vote is expressly required by law or by the Certificate of Incorporation of the Company, as amended from time to time, or by the By-laws of the Company, as amended from time to time.

(4)                                The Committee may establish rules and procedures for the conduct of its meetings that are consistent with this Charter.

(5)                                The Committee shall regularly have “executive sessions” with representatives from the Company’s independent auditors without members of management present.  The Committee may also have “executive sessions” with the Company’s Chief Financial Officer, General Counsel, Chief Compliance Officer, internal auditors, or other personnel, as the Committee deems appropriate or as requested by such personnel.

E.                                      Committee Authority and Responsibilities.

(1)                                The Committee is responsible for the appointment, compensation, and oversight of the Company’s independent auditors, who shall report directly to the Committee.

(2)                                Because the independent auditors are ultimately accountable to the Board, the Committee shall recommend to the Board the appointment of the independent auditors.  In making such recommendation, the Committee shall consider the independence and effectiveness of the independent auditors.

(3)                                The Committee shall receive from any potential auditor a written statement of all relationships of the auditor to the Company.

(4)                                The Committee shall meet with the independent auditors with, and separately from, management to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

(5)                                The Committee shall obtain satisfaction that the audit fee is appropriate and that the corporation will receive a complete and comprehensive audit for such fee.

(6)                                The Committee will pre-approve any permissible non-audit services proposed to be provided to the Company by the independent auditors.

(7)                                The Committee shall review the results of the independent auditors’ annual audit, including any comments or recommendations of the independent auditors.

(8)                                The Committee shall review with independent auditors and the corporation’s financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.  Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

(9)                                The Committee shall review the financial statements contained in the annual report on Form 10-K and quarterly reports on Form 10-Q, prior to their issuance, and management shall confirm to the Committee that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented therein.  Any changes in accounting principles will be reviewed.

(10)                          The Committee shall require at each meeting of the Committee a report from the independent auditors meeting the requirements of Section 204 of the Sarbanes-Oxley Act regarding critical accounting policies, alternative ways to disclose information, and material written communications between the independent auditors and management.

(11)                          The Committee shall review all significant accounting judgements.

(12)                          The Committee shall review separately with each of management and the independent auditors any significant disputes between management and the independent auditors that arose in connection with the preparation of the financial statements.

(13)                          The Committee shall discuss with the independent auditors their evaluation of the corporation’s financial, accounting, and internal auditing personnel as well as the cooperation that the independent auditors received during the course of their work.

(14)                          The Committee shall review the corporation’s compliance with law, regulation, and significant corporate policies, including its Code of Conduct and Ethics.

(15)                          The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, or the confidential, anonymous submission by employees regarding questionable accounting practices.

(16)                          The Committee shall investigate any matter brought to its attention within the scope of its duties, with or without outside counsel, as appropriate.

(17)                          The Committee shall produce an annual report of the Audit Committee which shall be included in the Company’s annual Proxy Statement pursuant to applicable rules and regulations promulgated from time to time.

(18)                          The Committee shall review and approve all related party transactions.

(19)                          Except for operating leases (including facility leases) and other similar immaterial financing arrangements enterered into the ordinary course, the Committee shall review and approve all off balance sheet transactions.

(20)                          The Committee may form and delegate authority to sub-committees, if and when appropriate.

(21)                          The Committee shall make regular reports to the Board, as appropriate, but in no event less than annually.

(22)                          The Committee shall have authority to obtain advice and assistance from internal or external legal advisors and other advisors.

(23)                          The Committee shall have the resources and authority appropriate to discharge its responsibilities in accordance with this Charter.

(24)                          Costs incurred by the Committee in performing its functions under this Charter shall be borne by the Company, subject to prior approval by the Board or the CEO of any significant expense other than the independent auditor fees.  Any significant expenses incurred by the Committee shall be reported to the Board.

(25)                          The Committee shall maintain flexible policies and procedures in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

F.                                      Effectiveness of the Committee.

On a regular basis, as appropriate, but in no event less often than annually, the Committee shall consider whether it should take any steps to improve the effectiveness of the Committee including, among other things, whether this Charter should be modified.